UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

VAALCO Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0274813
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

9800 Richmond Avenue, Suite 700 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Form 8-A/A is filed by VAALCO Energy, Inc. (the “Company”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on September 28, 2015.

Item 1. Description of the Registrant’s Securities to Be Registered.

On December 22, 2015, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of September 26, 2015, between the Company and Computershare Trust Company, N.A., as Rights Agent. The Amendment accelerates the expiration of the Rights from 5:00 p.m., New York City time, on September 25, 2016 to 5:00 p.m., New York City time, on December 23, 2015, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2. Exhibits.

4.1	Rights Agreement, dated as of September 26, 2015, between VAALCO Energy, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to VAALCO Energy, Inc.’s Current Report on Form 8-K filed on September 28, 2015)

4.2	Amendment No. 1 to the Rights Agreement, dated December 22, 2015 between VAALCO Energy, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to VAALCO Energy, Inc.’s Current Report on Form 8-K filed on December 23, 2015)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAALCO Energy, Inc.

Date: December 23, 2015	By:	/s/ Eric J. Christ
	Name:	Eric J. Christ
	Title:	Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

4.1	Rights Agreement, dated as of September 26, 2015, between VAALCO Energy, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to VAALCO Energy, Inc.’s Current Report on Form 8-K filed on September 28, 2015)

4.2	Amendment No. 1 to the Rights Agreement, dated December 22, 2015 between VAALCO Energy, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to VAALCO Energy, Inc.’s Current Report on Form 8-K filed on December 23, 2015)